Exhibit 3.1b

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
FUTURA PICTURES, INC.
(A Delaware Corporation)

FUTURA PICTURES, INC., a corporation duly organized and existing under and by the virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

1.           The Board of Directors of this Corporation, at a meeting duly convened and held, adopted the following resolution:

BE IT RESOLVED that Article Fourth of this Corporation’s Certificate of Incorporation shall be amended to read:

“FOURTH: The total number of shares of stock which this corporation is authorized to issue is One Hundred Million (100,000,000) shares of common stock with a par value of $0.0001 per share.”

2.           That said amendment has been consented to and authorized by the all of the issued and outstanding stock entitled to vote by written consent given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

3.           The aforesaid amendment was duly adopted in accordance with the applicable provision of Section 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by BUDDY YOUNG, its Chief Executive Officer and Chief Financial Officer, on this 19th day of October, 2006.

/s/ Buddy Young BUDDY YOUNG, Chief Executive Officer and Chief Financial Officer